EXHIBIT 99.1
Press Release	Source: VioQuest Pharmaceuticals, Inc.

VioQuest Pharmaceuticals Exploring Strategic Alternatives for Chiral Quest Subsidiary to Focus Resources on Drug Development

VioQuest Reports Clinical Development Update

BASKING RIDGE, N.J., Sept. 29 /PRNewswire-FirstCall/ -- VioQuest Pharmaceuticals, Inc., (OTC Bulletin Board: VQPH - News), a New Jersey-based biopharmaceutical company, announced today that it has engaged a financial advisor to assist management in considering various strategic alternatives relating to the business of its wholly-owned subsidiary, Chiral Quest, Inc., including the possible sale of that business. The Company believes that a possible sale of Chiral Quest will allow management to focus the Company's resources on its core business, the acquisition, development and commercialization of pharmaceutical compounds to treat cancer and other diseases and conditions.

Chiral Quest is an industry leader in providing its patented portfolio of chiral chemistry products and services for the pharmaceutical and fine chemical industries. It also offers contract services for catalyst screening and contract research for the development of efficient chiral manufacturing processes. Chiral Quest also provides licensing of its proprietary chiral technology and methods. Chiral Quest's significant milestones include:

*	Chiral Quest reported annual sales of $669,000 in fiscal 2003, $1,485,000 in fiscal 2004 and $3,805,000 in 2005;

*	Chiral Quest has an active customer base of more than 60 customers, and has sold its proprietary technology and other services to 12 of the top 18 pharmaceutical companies;

*	Chiral Quest has signed a licensing agreement with Merck to provide its proprietary ligands and catalysts;

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Chiral Quest has fully established facilities in New Jersey and China. Each facility provides process scale-up and a cost-effective access to chiral products and services in addition to various R&D manufacturing projects. In addition, this infrastructure provides an efficient contact point with selected global manufacturing partners;

*	Chiral Quest's intellectual property includes 12 patents with broad coverage of its proprietary technology;

*	Chiral Quest has commercialized 5 of its patented proprietary technology ligands and catalysts.

In the meantime, VioQuest Pharmaceuticals will continue to advance the clinical programs for its two drug candidates, VQD-002, triciribine-phosphate (TCN-P), an Akt inhibitor that targets the over expression of phosphorylated Akt which has been observed in a variety of cancers, and VQD-001, sodium stibogluconate (SSG), an inhibitor of specific protein tyrosine phosphatases (SHP-1 and SHP-2), for the treatment of solid tumors. To this end, the Company has made and continues to make significant progress with its product candidates, and has achieved several important milestones including:

*	Corporate sponsored Investigational New Drug (IND) applications for each of VQD-001 and VQD-002 have been accepted by the U.S. Food and Drug Administration (FDA) in 2006;

*	Clinical trial enrollment is ongoing in its Phase I/IIa trial with VQD-002, for the treatment of ovarian, breast, colorectal, and pancreatic tumors at the Moffitt Cancer Center;

*	Clinical trial enrollment is ongoing in its Phase I/IIa trial with VQD-002, for the treatment of leukemia at MD Anderson;

*	Clinical trial enrollment is ongoing in its Phase I/IIa trial with VQD-001 for the treatment of melanoma, renal, and other solid tumors at MD Anderson;

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Clinical trial enrollment is ongoing in its investigator sponsored Phase I/IIa trial with VQD-001 for the treatment of melanoma, renal, and other solid tumors at the Cleveland Clinic Taussig Cancer Center;

*	The Company plans to file an NDA for VQD-001 in 2007, in conjunction with the U.S. Army, for the treatment of leishmaniasis.

Daniel Greenleaf, President and CEO, stated, "While we are continuing to advance our clinical trials, we are evaluating strategic alternatives for Chiral Quest. This strategic initiative will allow the Company to focus on its core competencies, and although we still believe in the potential of Chiral Quest to be a profitable and sustainable asset, we think that greater shareholder value will be created by directing our resources to the advancement of our clinical candidates through the regulatory process."

About VioQuest Pharmaceuticals, Inc.

VioQuest Pharmaceuticals, Inc. focuses on acquiring, developing, and commercializing targeted late preclinical and early clinical stage therapies with unique mechanisms of action for oncology, viral and autoimmune disorders. VioQuest has two targeted therapeutics in clinic trials: VQD-001, an inhibitor of specific protein tyrosine phosphatases, has shown compelling preclinical activity in both renal and melanoma cancers, and VQD-002 which inhibits the phosphorylation of Akt which can be seen in abnormal levels in breast, ovarian, colorectal, pancreatic, and liquid cancers.

VioQuest's subsidiary Chiral Quest, Inc., a pioneer in asymmetric chemocatalysis and custom synthesis, offers its proprietary technology products to well-known pharmaceutical and fine chemical companies worldwide to improve their production efficiencies and, in some instances, to increase the overall safety and efficacy of the underlying drug.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties that could cause VioQuest's actual results and experiences to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that VioQuest will complete a sale of its Chiral Quest business or effect any other strategic transaction relating to that business. Further, the past performance of the Chiral Quest business is not necessarily indicative of future results. Additional risks are described in VioQuest's Annual Report on Form 10-KSB for the year ended December 31, 2005. VioQuest assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

VioQuest Pharmaceuticals, Inc.: Noonan Russo:
Daniel Greenleaf Investors:
Chief Executive Officer, or Sharon Weinstein 212-845-4271
Brian Lenz Media:
Chief Financial Officer, Ben Carmichael 212-845-4242
both at 908-766-4400

Source: VioQuest Pharmaceuticals, Inc.